EXHIBIT 99.1

Solar Senior Capital Ltd. Announces Quarter Ended September 30, 2018 Financial Results; Declares Monthly Distribution of $0.1175 Per Share for November 2018

NEW YORK, Nov. 05, 2018 (GLOBE NEWSWIRE) -- Solar Senior Capital Ltd. (NASDAQ: SUNS) (the “Company” “Solar Senior” or “SUNS”), today reported net investment income of $5.8 million, or $0.36 per average share, for the quarter ended September 30, 2018.

At September 30, 2018, net asset value (NAV) was $16.81 per share.

The Company’s Board of Directors declared a monthly distribution for November of $0.1175 per share payable on December 4, 2018 to stockholders of record on November 21, 2018. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2018:

Comprehensive Investment portfolio* fair value: $625.9 million
Number of portfolio companies*: ~170
Net assets: $269.7 million
Net asset value per share: $16.81

Comprehensive Portfolio Activity** for the Quarter Ended September 30, 2018

Investments made during the quarter: $40.7 million
Investments prepaid or sold during the quarter: $127.1 million

Operating Results for the Quarter Ended September 30, 2018

Net investment income: $5.8 million
Net investment income per share: $0.36
Net realized and unrealized loss: $0.4 million
Net increase in net assets from operations: $5.4 million
Earnings per share: $0.34

* The Comprehensive Investment Portfolio is comprised of Solar Senior Capital Ltd.’s investment portfolio, Gemino Healthcare Finance’s (“Gemino”) full portfolio and North Mill Capital LLC’s (“North Mill”) full portfolio, and excludes the Company’s fair value of its equity interest in Gemino and North Mill.

** Comprehensive Portfolio Activity includes gross originations/repayments through Gemino and North Mill attributable to the Company, and includes investment activity through the First Lien Loan Program (“FLLP”) prior to the date of consolidation, attributable to the Company.

“We are pleased with Solar Senior Capital’s operating performance in Q3 2018. Overall, the financial health of our portfolio companies remains sound and our portfolio is 100% performing,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. "We appreciate the overwhelming support of our shareholders and banks in approving the adoption of the modified asset coverage ratio. The Company is well positioned and has ample capital to expand our specialty finance platform while continuing to be highly selective in cash flow lending."

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Tuesday, November 6, 2018. All interested parties may participate in the conference call by dialing (844) 889-7785 approximately 5-10 minutes prior to the call, international callers should dial (661) 378-9929. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 3697598 when prompted. A telephone replay will be available until November 20, 2018 and can be accessed by dialing (855) 859-2056 and using the passcode 3697598. International callers should dial (404) 537-3406. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital’s website, www.solarseniorcap.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Comprehensive Investment Portfolio

Investment Activity

During the quarter ended September 30, 2018, Solar Senior Capital had total originations of ~$41 million and repayments of ~$127 million across the Company’s core businesses comprised of senior secured cash flow, traditional asset-based lending and healthcare asset-based lending, resulting in net reduction of ~$86 million to the comprehensive portfolio.

The investment activity of our Comprehensive Investment Portfolio for the quarter ended September 30, 2018 was as follows:

Total Portfolio Activity(1) – Q3 2018 (in millions)
Asset Classes	Cash Flow Loans	Asset-based Loans North Mill	Asset-based Healthcare Loans Gemino	Total Portfolio Activity
Originations	$29.7	$0.9	$10.1	$40.7
Repayments / Amortization	$95.8	$17.9	$13.4	$127.1
Net Portfolio Activity	$(66.1)	$(17.0)	$(3.3)	$(86.4)

(1) Total Portfolio Activity includes gross originations/repayments across each business unit, including investment activity attributable to the Company through FLLP prior to the date of consolidation.

Portfolio Composition

Our Comprehensive Investment Portfolio composition by business unit at September 30, 2018 was as follows:

Comprehensive Investment Portfolio Composition	Amount		Weighted Average Asset-level Yield
(at fair value)	($mm)%
First Lien Senior Secured Loans
Cash Flow 1st Lien Senior Secured Loans	$358.2	57.2%	7.8%[5]
Traditional Asset-Based 1st Lien Senior Secured Loans(1) (North Mill)	$145.9	23.3%	12.7%[6]
Healthcare Asset-Based 1st Lien Senior Secured Loans(2) (Gemino)	$108.1	17.3%	11.4%[7]
Total First Lien Senior Secured Loans	$612.2	97.8%
Cash Flow 2nd Lien Senior Secured Loans	$13.5	2.2%	9.1%[5]
Equity and Equity-like Securities(3)	$0.2	<0.1%
Total Comprehensive Investment Portfolio	$625.9	100%	9.6%
Floating Rate Investments(4)	$563.8	90.1%

(1) Includes North Mill’s full portfolio, all of which are 1st lien senior secured loans.
(2) Includes Gemino’s full portfolio, all of which are 1st lien senior secured loans.
(3) Excludes the Company’s equity investments in North Mill and Gemino, which distribute quarterly dividends to the Company.
(4) Floating rate investments calculated as a percent of the Company’s income-producing Comprehensive Investment Portfolio.
(5) Represents the yield to maturity based on fair market value at 9/30/18.
(6) Represents total interest and fee income for the month of September 2018 against the average portfolio for the last fiscal month, annualized.
(7) Represents total interest and fee income for the month of September 2018 against the average portfolio for the last fiscal month, annualized.

The Comprehensive Investment Portfolio is diversified across approximately 170 unique borrowers with average issuer exposure of $3.7 million, or 0.6% of the comprehensive portfolio at September 30, 2018.

The Comprehensive Investment Portfolio is invested 97.8% in first lien senior secured cash flow and asset-based loans and 2.2% in second lien senior secured cash flow loans.

Solar Senior Capital Ltd. Portfolio

Asset Quality

At September 30, 2018, 100% of Solar Senior’s portfolio was performing.

The Company puts its greatest emphasis on risk mitigation and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four, with one representing the least amount of risk.

As of September 30, 2018, the composition of our portfolio, on a risk ratings basis, was as follows:

Internal Investment Rating	Investments at Fair Value	% of Total Portfolio
1	$54.9	11.8%
2	$390.2	83.9%
3	$20.0	4.3%
4	$0.1	0.0%

Solar Senior Capital Ltd.’s Results of Operations for the Quarter Ended September 30, 2018 compared to the Quarter Ended September 30, 2017:

Investment Income

For the quarters ended September 30, 2018 and 2017, gross investment income totaled $11.0 million and $8.0 million, respectively. The increase in gross investment income was primarily due to average portfolio growth, including from our investment in North Mill, as well as our portfolio yield increasing year over year.

Our gross investment income by business unit is broken out below.

Investment Income Contribution by Business Unit(1) (in millions)
For the Quarter Ended:	Cash Flow Lending	Asset-based Lending (North Mill)	Asset-based Healthcare Lending (Gemino)	Total
6/30/2018	$8.7	$1.4	$0.9	$11.0
% Contribution	79.1%	13.0%	7.9%	100.0%

(1) Investment Income Contribution by Business Unit includes interest income/fees from cash flow loans on balance sheet and distributions from FLLP prior to consolidation, and distributions from North Mill Capital and Gemino Healthcare Finance.

Expenses

Net expenses totaled $5.3 million and $2.3 million, respectively, for the quarters ended September 30, 2018 and 2017. For the fiscal quarters ended September 30, 2018 and September 30, 2017, $0.0 million and $0.7 million, respectively, of management and performance-based incentive fees were voluntarily waived by the Company’s investment manager.

Net Investment Income

Net investment income totaled $5.8 million and $5.7 million, or $0.36 and $0.35 per average share, respectively, for the quarters ended September 30, 2018 and 2017.

Net Realized and Unrealized Gain (Loss)

Net realized and unrealized gain (loss) for the quarters ended September 30, 2018 and 2017 totaled approximately $(0.4) million and $0.4 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the quarters ended September 30, 2018 and 2017, the Company had a net increase in net assets resulting from operations of $5.4 million and $6.0 million, respectively. For the quarters ended September 30, 2018 and 2017, earnings per average share were $0.34 and $0.37, respectively.

First Lien Loan Program LLC

On September 18, 2018, FLLP became a wholly owned investment subsidiary of the Company. As a result, the Company has consolidated FLLP on its balance sheet at quarter end.

Liquidity and Capital Resources

On July 13, 2018, the revolving credit commitments under the Company’s revolving credit facility were expanded by $25 million to $225 million. In addition, FLLP’s $100 million credit facility is now consolidated.

As of September 30, 2018, the Company had a total of approximately $130 million of unused borrowing capacity under the Company’s revolving credit facilities, subject to borrowing base limits. When including North Mill and Gemino non-recourse credit facilities, the Company had approximately $250 million of unused borrowing capacity under its revolving credit facilities, subject to borrowing base limits at September 30, 2018.

Subsequent Event

The Small Business Credit Availability Act permits BDCs to reduce the required minimum asset coverage ratio applicable to a BDC from 200% to 150%, subject to certain requirements therein. At the Company’s Annual Stockholder Meeting held on October 11, 2018, the Company’s stockholders approved the proposal to authorize the Company to become subject to a minimum asset coverage ratio of at least 150% effective as of October 12, 2018. The Company previously announced that its board of directors, including a “required majority” approved the Reduced Asset Coverage Ratio, which would have become effective August 2, 2019. However, as a result of the stockholder approval at the Company’s Annual Meeting, the asset coverage ratio will be decreased to the new requirement permitting the Company to incur additional leverage as of October 12, 2018.

SOLAR SENIOR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share amounts)

	September 30, 2018 (unaudited)	December 31, 2017
Assets
Investments at fair value:
Companies less than 5% owned (cost: $372,779 and $289,848, respectively)	$369,138	$283,983
Companies 5% to 25% owned (cost: $3,835 and $3,625, respectively)	2,711	2,213
Companies more than 25% owned (cost: $87,439 and $121,298, respectively)	93,350	121,885
Cash	4,759	3,726
Cash equivalents (cost: $0 and $104,874, respectively)	—	104,874
Receivable for investments sold	9,642	508
Dividends receivable	1,927	2,723
Interest receivable	1,978	1,732
Other receivable	103	20
Prepaid expenses and other assets	229	277
Total assets	$483,837	$521,941

Liabilities
Credit facility ($148,600 and $124,200 face amounts, respectively, reported net of unamortized debt issuance costs of $1,738 and $0, respectively	$146,862	$124,200
FLLP 2015-1, LLC revolving credit facility	44,784	—
Payable for investments and cash equivalents purchased	14,610	122,110
Distributions payable	1,976	1,884
Management fee payable	1,222	999
Performance-based incentive fee payable	1,344	374
Interest payable	1,394	401
Administrative services expense payable	708	944
Other liabilities and accrued expenses	1,261	898
Total liabilities	$214,161	$251,810

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 16,040,485 and 16,036,730 issued and outstanding, respectively	$160	$160
Paid-in capital in excess of par	287,906	287,841
Distributions in excess of net investment income	(5,228)	(5,336)
Accumulated net realized loss	(11,099)	(5,844)
Net unrealized appreciation (depreciation)	2,063	(6,690)
Total net assets	$269,676	$270,131
Net Asset Value Per Share	$16.81	$16.84

SOLAR SENIOR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except share amounts)

	Three months ended
	September 30, 2018	September 30, 2017
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$7,734	$5,946
Companies 5% to 25% owned	117	51
Dividends:
Companies more than 25% owned	3,138	1,924
Other income:
Companies less than 5% owned	11	25
Companies 5% to 25% owned	—	—
Companies more than 25% owned	13	20
Total investment income	11,013	7,966
EXPENSES:
Management fees	$1,222	$955
Performance-based incentive fees	1,344	231
Interest and other credit facility expenses	2,034	977
Administrative services expense	390	372
Other general and administrative expenses	261	491
Total expenses	5,251	3,026
Management fees waived	—	(481)
Performance-based incentive fees waived	—	(231)
Net expenses	5,251	2,314
Net investment income	$5,762	$5,652

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND CASH EQUIVALENTS:
Net realized gain (loss) on investments and cash equivalents (companies less than 5% owned)	$(4)	$52
Net change in unrealized gain (loss) on investments and cash equivalents:
Companies less than 5% owned	(282)	(457)
Companies 5% to 25% owned	14	281
Companies more than 25% owned	(84)	484
Net change in unrealized gain (loss) on investments and cash equivalents	(352)	308
Net realized and unrealized gain (loss) on investments and cash equivalents	(356)	360

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$5,406	$6,012
EARNINGS PER SHARE	$0.34	$0.37

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U. S. middle market companies primarily in the form of cash flow first lien senior secured debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Investor Relations
(646) 308-8770